Exhibit 99.1

Contact:

Glenn Schulman, Pharm.D.

Marketing & Investor Relations

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports Second Quarter 2005 Results

– Velafermin and PXD101 continue to advance through Phase II and CR002 completes Phase I –

– 454 signs exclusive world-wide distribution agreement with Roche –

– Buy backs of 6% convertible debt –

NEW HAVEN, Conn., – July 28, 2005 – CuraGen Corporation (NASDAQ: CRGN) today reported financial results for the second quarter ended June 30, 2005. CuraGen continues to focus on bringing its pipeline of therapeutics through clinical and preclinical development, while ensuring careful management of expenditures. Net loss for the second quarter was $15.7 million or $0.31 per share, compared to $28.2 million or $0.57 per share for the same period in 2004. During the second quarter, CuraGen repurchased $14.0 million of convertible debt, due February 2007, and in July 2005, repurchased $25.9 million of convertible debt, due February 2007, at an overall cost to repurchase of $37.7 million.

As of June 30, 2005, CuraGen had available cash and investments of $276.8 million, and outstanding 6% convertible debt of $116.0 million, due February 2007, and 4% convertible debt of $110.0 million, due February 2011. After the July 2005 repurchase activity, CuraGen’s 6% convertible debt has a remaining balance of $90.1 million.

In the second quarter of 2005, 454 Life Sciences recognized $2.8 million in revenue for instrument systems, proprietary reagents and service sales, and $0.6 million in grant revenue. In May 2005, 454 Life Sciences announced the initiation of an exclusive 5-year world-wide agreement with Roche for the promotion, sale, and distribution of 454 Life Sciences’ nanotechnology-based Genome Sequencing Systems, including proprietary kits and reagents, to all markets with the exception of regulated diagnostics. To date, 454 Life Sciences has received $11.5 million in milestone related payments from Roche for the achievement of initial milestones under the agreement, the majority of which were received in July 2005 and all of which will be recognized as revenue over the term of the Roche agreement.

“CuraGen has been proactively addressing the debt on our balance sheet through opportunistic buy backs of the 6% convertible debt,” stated David M. Wurzer, Chief Financial Officer and Executive Vice President of CuraGen. “Furthermore, we are pleased with the progress made by 454 Life Sciences with the recent achievement of the initial milestones under their agreement with Roche, and we expect 454 Life Sciences to be cash-flow positive for the remainder of 2005. We have therefore revised our previously provided consolidated operating cash burn guidance for 2005 to the range of $75 to $80 million, a decrease in cash burn of approximately 14% from prior guidance.”

“As we continue to advance our oncology pipeline through development, we look forward to the first half of 2006 when we expect to complete our Phase II randomized study evaluating a single-dose of velafermin for the prevention of oral mucositis (OM) and initiate Phase I with CR011, an antibody-drug conjugate being developed as a treatment for metastatic melanoma. Furthermore, by mid-2006 we expect to have proof-of-concept results for PXD101 in potentially multiple indications including multiple myeloma,” stated Timothy M. Shannon, M.D., Executive Vice President of Research and Development, and Chief Medical Officer at CuraGen. “CuraGen continues to achieve its goals, and I am pleased to announce that the Phase I study evaluating the safety and tolerability of CR002 has been completed. We have submitted data from this study and anticipate reporting the results at a medical conference later this year. As part of our commitment to managing our cash burn and our focus on oncology, we will look to license this product and leverage a partner who has the necessary resources for developing and marketing a nephrology product.”

With regard to 454 Life Sciences’ second quarter results, Christopher K. McLeod, President and Chief Executive Officer at 454 Life Sciences commented, “We have made extraordinary progress this year highlighted by the exclusive world-wide agreement we signed with Roche in May 2005. As a result of milestones achieved under this agreement, and the continued placement of 454 Genome Sequencing Systems at both genome and non-genome centers around the country, we have taken a major step forward towards financial self-sufficiency.”

Updated Guidance for 2005

CuraGen’s consolidated net loss for 2005 is projected at $80 to $85 million, a decrease of 8% to 9% from prior guidance. During the remainder of 2005, CuraGen plans to continue making research and development investments in its clinical and preclinical drug pipeline, and as a result, management foresees that its 2005 research and development expenses will be between $76 to $78 million, while general and administrative expenses will be between $18 and $19 million. Costs of revenues are expected to range from $4 to $5 million.

Consolidated revenues for 2005 are expected to range from $17 to $19 million. 454 Life Sciences expects to grow revenues through the sales of services, instrument systems and reagents during 2005. 454 Life Sciences’ revenues, included in consolidated CuraGen revenues, are expected to grow to $13 to $15 million in 2005, which is an increase from earlier guidance of $7 to $8 million, due to increasing sales momentum at 454 Life Sciences. CuraGen’s losses attributed to the minority ownership in 454 Life Sciences are anticipated to be $2 to $3 million in 2005.

Interest income for 2005 is expected to be approximately $8 million as compared to $8.3 million in 2004, because of increasing yields on our portfolio, partially offset by decreasing cash balances. Interest expense is expected to decrease to approximately $12 million due to the repurchases of convertible debt during the year. CuraGen’s capital expenditures are expected to be in the $10 to $11 million range in 2005, as the Protein Production Pilot facility was completed in the first half 2005, and the Company’s depreciation and amortization expense is anticipated to be approximately $9 to $10 million in 2005.

Therefore, consolidated operating cash burn guidance for 2005, is expected to be $75 to $80 million, a decrease in cash burn of approximately 14% from prior guidance.

Update on CuraGen’s Pipeline

Velafermin – protein therapeutic for the prevention and treatment of oral mucositis

•	Anticipate completing the Phase II randomized, double-blind, placebo-controlled trial evaluating a single-dose of velafermin for the prevention of oral mucositis during the first half of 2006;
•	Presented the final single-dose Phase I data on velafermin (CG53135) for the prevention of OM at the American Society of Clinical Oncology (ASCO) 2005 Annual Meeting;
•	Received the generic name, velafermin, for CG53135 from the USAN Council and INN.

PXD101 – small molecule histone deacetylase (HDAC) inhibitor for the treatment of solid and hematological malignancies

•	Anticipate completing the Phase II clinical trial evaluating PXD101 for the treatment of advanced multiple myeloma by mid-2006;
•	Anticipate initiating a Phase Ib/II trial evaluating PXD101 in combination with 5-fluorouracil (5-FU), for the treatment of advanced solid tumors during the third quarter of 2005;
•	Presented preliminary Phase I results on PXD101 for the treatment of refractory solid tumors at the ASCO 2005 Annual Meeting.

CR002 – fully-human monoclonal antibody for the treatment of kidney inflammation

•	Completed the Phase I healthy male volunteer study evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of CR002, and submitted results for presentation by the end of 2005 at a medical conference.

Conference Call Details

Date:	Thursday, July 28, 2005
Time:	11:00 a.m. ET
Dial-in:	800-659-2032 (domestic)
617-614-2712 (international)
Passcode:	32863343
Webcast:	Access to the live webcast is available on CCBN and at http://www.curagen.com.

A replay of the conference call will be available starting at 1:00 p.m. Eastern time on Thursday, July 28, 2005 through Sunday, August 28, 2005 by dialing 888-286-8010 (domestic) or 617-801-6888 (international). The passcode for the replay is 39355774. An archive of webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. The Company is located in New Haven and Branford, CT. For additional information please visit http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences is commercializing novel instrumentation and services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to sequencing of whole genomes and ultra-deep sequencing of target genes.

454 Life Sciences’ system enables one individual to prepare and sequence an entire genome after performing a single sample preparation, irrespective of the size of the genome being studied. The hallmark of 454 Life Sciences’ technology is the nanotechnology-based approach to sequencing which allows a single instrument to produce over 20 million nucleotide bases per four hour run, totaling more than 100 times the capacity of instruments using the current macro-scale technology. 454 Life Sciences’ technology is based on integrating proprietary picoliter-technologies (a picoliter is one trillionth of a liter), patented light emitting sequencing chemistries, and state-of-the-art informatics. The Genome Sequencing System utilizes this technology and is a scalable, ultra-fast and cost-effective system with applications for whole genome sequencing and ultra-deep sequencing of genes of interest.

454 Life Sciences is marketing its sequencing services, instrument systems and proprietary reagents to pharmaceutical, biotechnology, biodefense, and bioindustrial companies as well as to universities and government agencies. 454 Life Sciences recently entered into an exclusive worldwide distribution agreement with Roche for the promotion, sale, and distribution of 454 Life Sciences’ Genome Sequencing Systems, including proprietary kits and reagents, to all markets with the exception of regulated diagnostics. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation (NASDAQ: CRGN). Additional information is available at http://www.454.com.

Safe Harbor

This press release contains forward-looking statements including statements about CuraGen’s financial guidance for 2005, CuraGen’s expectation that 454 will be cash-flow positive for the remainder of 2005; CuraGen’s expectation that in the first half of 2006 it will report results from our Phase II randomized study evaluating a single-dose of velafermin for the prevention of OM, and initiate Phase I with CR011; CuraGen’s expectation that by mid-2006 it will obtain proof-of-concept results for PXD101 in potentially multiple indications including multiple myeloma; CuraGen’s expectation that it will report the results of its Phase I study evaluating the safety and tolerability of CR002 later in 2005; and CuraGen’s expectation that it will look to license CR002 and leverage a partner who has the necessary resources for developing and marketing a nephrology product. Such statements are based on our current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that CuraGen will be unable to meet its financial guidance due to any number of financial, technical or collaboration considerations, uncertainty of additional funding, the early stage of development of 454’s products and technologies, CuraGen’s stage of development as a genomics-based pharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, 454’s and CuraGen’s history of incurring losses and the uncertainty of achieving profitability, CuraGen’s reliance on research collaborations and strategic alliances, competition, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, the ability to protect 454’s and CuraGen’s patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to CuraGen’s Annual Report on Form 10-K for the period ended December 31, 2004 for a complete description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

– FINANCIAL TABLES ATTACHED –

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Grant revenue	$617	$358	$1,336	$358
Instrument and reagent sales	2,128	—	3,210	—
Collaboration revenue	1,545	916	3,174	2,531

Total revenue	4,290	1,274	7,720	2,889

Operating expenses:
Grant research	524	100	945	100
Cost of instrument and reagent sales	471	—	678	—
Research and development	15,461	24,591	33,037	39,732
General and administrative	4,603	4,946	8,954	9,803

Total operating expenses	21,059	29,637	43,614	49,635

Loss from operations	(16,769)	(28,363)	(35,894)	(46,746)
Interest income	2,207	2,016	4,314	4,052
Interest expense	(3,234)	(3,345)	(6,595)	(6,222)
Gain (loss) on extinguishment of debt	1,408	—	1,408	(294)

Loss before income taxes and minority interest in subsidiary loss	(16,388)	(29,692)	(36,767)	(49,210)
Income tax benefit	72	90	145	184
Minority interest in subsidiary loss	636	1,410	1,543	2,795

Net loss	$(15,680)	$(28,192)	$(35,079)	$(46,231)

Basic and diluted net loss per share	$(0.31)	$(0.57)	$(0.70)	$(0.93)

Weighted average number of shares used in computing basic and diluted net loss per share	50,329	49,875	50,301	49,839

SELECTED BALANCE SHEET INFORMATION

	June 30, 2005	December 31, 2004
	(unaudited)
Cash and investments	$276,798	$328,120
Working capital	259,996	312,024
Total assets	324,827	369,212
Total long-term liabilities	227,050	241,000
Accumulated deficit	414,968	379,889
Stockholders' equity	72,584	106,897